UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 29, 2011 (July 26, 2011)

ATLAS THERAPEUTICS CORPORATION
 (Exact name of registrant as specified in its charter)

Nevada	000-53298	20-8758875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4640 Admiralty Way, Suite 500 Marina Del Rey, CA 90292 (Address of principal executive offices)

Registrant’s telephone number, including area code:  (310) 496-5727

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2011, Dr. Robert Hariri joined the Board of Directors (the “Board”) of Atlas Therapeutics Corporation (the “Company”). The Board has not determined on which committees of the Board Dr. Hariri will serve.

Dr. Hariri has served as the chief executive officer of Celgene Cellular Therapeutics, a division of Celgene Corporation, since 2005. Prior to joining Celgene Cellular Therapeutics as president in 2002, Dr. Hariri was founder, chairman and chief scientific officer at Anthrogenesis Corporation/LIFEBANK, Inc., a privately held biomedical technology and service corporation involved in the area of human stem cell therapeutics, which was acquired by Celgene in 2002. He has also served as co-founder, vice chairman and chief scientific officer of Neurodynamics, a privately held medical device and technology corporation. Dr. Hariri has also held key academic positions at Weill Medical College of Cornell University and the Cornell University Graduate School of Medical Science, including serving as the director of the Center for Trauma Research. Dr. Hariri also sits on the boards of WaferGen Bio-systems, Inc. (NASDAQ:WGBS), ImmuneRegen (NASDAQ:IRBS), Semorex and Rocket Racing, Inc. Dr. Hariri is a member of the board of visitors of the Columbia University Fu Foundation School of Engineering and Applied Sciences and the Science and Technology Council of the Columbia University College of Physicians and Surgeons and is a member of the scientific advisory board for the Archon X Prize for Genomics, which is awarded by the X Prize Foundation. Dr. Hariri was recently appointed to the New Jersey Commission for Cancer Research by Governor Chris Christie.

Dr. Hariri received his undergraduate training at Columbia College and Columbia University School of Engineering and Applied Sciences and was awarded his M.D. and Ph.D. degrees from Cornell University Medical College.  Dr. Hariri received his surgical training at The New York Hospital-Cornell Medical Center and directed the Aitken Neurosurgery Laboratory and the Center for Trauma Research.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 29, 2011

ATLAS THERAPEUTICS CORPORATION

By:	/s/ J.B. Bernstein
Name: J.B. Bernstein
Title: Chief Executive Officer